                                                                    EXHIBIT 10.2


                           CHANGE IN CONTROL AGREEMENT
                     AMENDED AND RESTATED AS OF JUNE 4, 2002


         This CHANGE IN CONTROL AGREEMENT ("Agreement"), effective as of January 1, 2000 (the "Effective Date"), by and between Southwest Bancorporation of Texas, Inc., a Texas corporation (the "Company"), and Paul B. Murphy, Jr. (the "Executive");

                              W I T N E S S E T H:
                               -------------------

         WHEREAS, the Executive is a senior executive of the Company's wholly-owned subsidiary, Southwest Bank of Texas National Association (the "Bank") and has made and/or is expected to make or continue to make major contributions to the profitability, growth and financial strength of the Company and the Bank;

         WHEREAS, references herein to the Executive's employment by the Company shall also mean his or her employment by the Bank, and references herein to payments of any nature to be made by the Company to the Executive shall mean that either the Company will make such payments or it will cause the Bank to make such payments to the Executive;

         WHEREAS, the Company desires to assure itself of both present and future continuity of management in the event of a Change in Control (as defined hereafter) and desires to establish certain minimum compensation rights of its key senior executives, including the Executive, applicable in the event of a Change in Control;

         WHEREAS, the Company wishes to ensure that its senior executives are not practically disabled from discharging their duties upon a Change in Control;

         WHEREAS, this Agreement is not intended to alter materially the compensation and benefits which the Executive could reasonably expect to receive from the Company or the Bank absent a Change in Control and, accordingly, although effective and binding as of the date hereof, this Agreement shall become operative only upon the occurrence of a Change of Control; and

         WHEREAS, the Executive is willing to render services to the Company and the Bank on the terms and subject to the conditions set forth in this Agreement;

         NOW, THEREFORE, the Company and the Executive agree as follows:

         1.       OPERATION OF AGREEMENT.

                  a) This Agreement shall be effective and binding as of the Effective Date, but, anything in this Agreement to the contrary notwithstanding, this Agreement shall not be operative unless and until there shall have occurred a Change in Control. For purposes of this Agreement, a "Change in Control" shall have occurred if at any time during the Term (as that term is hereafter defined) any of the following events shall occur:

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                           (i) The Company is merged, consolidated or
                  reorganized into or with or sells all or substantially all of its assets to another corporation or other legal person, and as a result of such merger, consolidation, reorganization or sale (i) less than a majority of the combined voting power of the then-outstanding securities of such corporation or person immediately after such transaction are held in the aggregate by the holders of Voting Stock (as that term is hereinafter defined) of the Company immediately prior to such transaction and (ii) it is intended that persons serving as Directors of the Company immediately prior to the transaction will constitute none of or less than a majority of the Directors of the other corporation or legal person after consummation of the transaction; or

                           (ii) If during any one (1) year period, individuals
                  who at the beginning of any such period constitute the Directors of the Company cease for any reason to constitute at least a majority thereof, unless the election, or the nomination for election by the Company's shareholders, of each Director of the Company first elected during such period was approved by a vote of at least two-thirds of the Directors of the Company then still in office who were Directors of the Company at the beginning of any such period.

                  (b) Upon occurrence of a Change in Control at any time during the Term, this Agreement shall become immediately operative.

                  (c) The period during which this Agreement shall be in effect (the "Term") shall commence as of the date hereof and shall expire as of the later of (i) the close of business on December 31, 2002 and (ii) the expiration of the Period of Employment (as that term is hereinafter defined); provided, however, that (A) commencing on December 31, 2002 and the last day of each of the Company's Fiscal Years thereafter, the Term of this Agreement shall automatically be extended for an additional year unless, not later than the last day of the immediately preceding September, the Company or the Executive shall have given notice that it or he, as the case may be, does not wish to have the Term extended and (B) subject to Section 9 hereof, if, prior to a Change in Control, the Executive ceases for any reason to be an employee of the Company, thereupon the Term shall be deemed to have expired and this Agreement shall immediately terminate and be of no further effect.

         2.       EMPLOYMENT; PERIOD OF EMPLOYMENT.

                  (a) Subject to the terms and conditions of this Agreement, upon the occurrence of a Change in Control, the Company shall continue the Executive in its employ and the Executive shall remain in the employ of the Company for the period set forth in Section 2(b) hereof (the "Period of Employment"), in the position and with substantially the same duties and responsibilities that he had immediately prior to the Change in Control, or to which the Company and the Executive may hereafter mutually agree in writing. Throughout the Period of Employment, the Executive shall devote



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         substantially all of his time during normal business hours (subject to vacations, sick leave and other absences in accordance with the policies of the Company as in effect for senior executives immediately prior to the Change in Control) to the business and affairs of the Company, but nothing in this Agreement shall preclude the Executive from devoting reasonable periods of time during normal business hours to (i) serving as a director, trustee or member of or participant in any organization or business so long as such activity would not constitute Competitive Activity (as that term is hereafter defined) if conducted by the Executive after the Executive's Termination Date (as that term is hereafter defined), (ii) engaging in charitable and community activities, or (iii) managing his personal investments.

                  (b) The Period of Employment shall commence on the date of an occurrence of a Change in Control and, subject only to the provisions of Section 4 hereof, shall continue until the earlier of (i) the expiration of the third anniversary of the occurrence of the Change in Control or (ii) the Executive's death; provided, however, that commencing on each anniversary of the Change of Control, the Period of Employment shall automatically be extended for an additional year unless, not later than 90 calendar days prior to such anniversary date, the Company or the Executive shall have given notice that it or he or she, as the case may be, does not wish to have the Term extended.

         3.       COMPENSATION DURING PERIOD OF EMPLOYMENT.

                  (a) Upon the occurrence of a Change in Control, the Executive shall receive during the Period of Employment (i) annual base salary at a rate not less than the Executive's annual fixed or base compensation payable monthly or otherwise as in effect for senior executives of the Company immediately prior to the occurrence of a Change in Control or such higher rate as may be determined from time to time by the Board of Directors of the Company (the "Board") or the Compensation Committee thereof (the "Committee") (which base salary at such rate is herein referred to as "Base Pay") and (ii) an annual cash bonus in an amount determined for the Executive in accordance with the Company's incentive compensation plan or plans in effect at the time of the Change in Control or in accordance with an annual bonus, incentive, profit-sharing, performance, discretionary pay or similar policy, plan, program or arrangement of the Company or any successor thereto providing benefits at least as great as the benefits payable thereunder prior to the Change in Control ("Incentive Pay"); provided, however, that nothing herein shall preclude a change in the mix between Base Pay and Incentive Pay so long as the aggregate cash compensation received by the Executive in any one calendar year is not reduced in connection therewith or as a result thereof and, provided further, however, that in no event shall any increase in the Executive's aggregate cash compensation or any portion thereof in any way diminish any other obligation of the Company under this Agreement.

                  (b) For his service pursuant to Section 2(a) hereof, during the Period of Employment the Executive shall, if and on the same basis as he participated therein immediately prior to the Change in Control, be a full participant in, and shall be entitled to the perquisites, benefits and service credit for benefits as provided under any and all employee retirement income and welfare benefit policies, plans, programs or arrangements in which senior executives of the Company participate, including without limitation any stock option, stock purchase, stock appreciation, savings, pension, supplemental executive retirement or other retirement income or welfare benefit, deferred compensation, incentive compensation, group and/or executive life, accident, health, dental, medical/hospital or other insurance (whether funded by actual insurance or self-insured by the Company), disability, salary continuation, expense reimbursement and other employee benefit policies, plans, programs or arrangements that may now exist or any equivalent successor policies, plans, programs or arrangements that may be adopted hereafter by the Company providing perquisites, benefits and service credit for benefits at least as great as are payable thereunder prior to a Change in Control (collectively, "Employee Benefits"); provided, however, that the Executive's rights thereunder shall be governed by the terms thereof and shall not be enlarged hereunder or otherwise affected hereby. Subject to the proviso in the immediately preceding sentence, if and to the extent such perquisites, benefits or service credit for benefits are not payable or provided under any such policy, plan, program or arrangement as a result of the amendment or termination thereof, then the Company shall itself pay or provide therefor. Nothing in this Agreement shall preclude improvement or enhancement of any such Employee Benefits, provided that no such improvement shall in any way diminish any other obligation of the Company under this Agreement.

                  (c) The Company has determined that the amounts payable pursuant to this Section 3 constitute reasonable compensation. Accordingly, notwithstanding any other provision hereof, unless such action would be expressly prohibited by applicable law, if any amount paid or payable pursuant to this Section 3 is subject to the excise tax imposed by Section 4999 of the Internal Revenue Code of 1986, as amended (the "Code"), the Company will pay to the Executive an additional amount in cash equal to the amount necessary to cause the aggregate remuneration received by the Executive under this Section 3, including such additional cash payment (net of all federal, state and local income taxes and all taxes payable as the result of the application of Sections 280G and 4999 of the Code) to be equal to the aggregate remuneration the Executive would have received under this
         Section 3, excluding such additional payment (net of all federal, state and local income taxes), as if Sections 280G and 4999 of the Code (and any successor provisions thereto) had not been enacted into law.

         4.       TERMINATION FOLLOWING A CHANGE IN CONTROL.

                  (a) In the event of the occurrence of a Change in Control, this Agreement may be terminated by the Company during the Period of Employment only upon the occurrence of one or more of the following events:

                           (i) If the Executive is unable to perform the
                  essential functions of his job (with or without reasonable accommodation) because he has become permanently disabled within the meaning of, and actually begins to receive disability benefits pursuant to, the long-term disability plan in effect for senior



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                  executives or, if applicable, employees of the Company
                  immediately prior to the Change in Control; or

                           (ii) For "Cause", which for purposes of this
                  Agreement shall mean that, prior to any termination pursuant to Section 4(b) hereof, the Executive shall have committed:

                                    (A) Gross negligence or willful misconduct
                          in connection with his duties or in the course of his employment with the Company;

                                    (B) an act of fraud, embezzlement or theft
                          in connection with his duties or in the course of his employment with the Company;

                                    (C) intentional wrongful damage to property
                          of the Company;

                                    (D) intentional wrongful disclosure of
                          secret processes or confidential information of the Company;

                                    (E) intentional wrongful engagement in any
                          Competitive Activity; or

                                    (F) an act leading to a conviction of a
                          felony or a misdemeanor involving moral turpitude.

                  For purposes of this Agreement, no act, or failure to act, on the part of the Executive shall be deemed "intentional" if it was due primarily to an error in judgment or negligence, but shall be deemed "intentional" only if done, or omitted to be done, by the Executive not in good faith and without reasonable belief that his action or omission was in the best interest of the Company. Notwithstanding the foregoing, the Executive shall not be deemed to have been terminated for "Cause" hereunder unless and until there shall have been delivered to the Executive a copy of a resolution duly adopted by the affirmative vote of not less than three-quarters of the Board then in office at a meeting of the Board called and held for such purpose (after reasonable notice to the Executive and an opportunity for the Executive, together with his counsel, to be heard before the Board), finding that, in the good faith opinion of the Board, the Executive had committed an act set forth above in this Section 4(a)(ii) and specifying the particulars thereof in detail. Nothing herein shall limit the right of the Executive or his beneficiaries to contest the validity or propriety of any such determination.

                  (b) in the event of the occurrence of a Change in Control, this Agreement may be terminated by the Executive during the Period of Employment with the right to benefits as provided in Section 5 hereof upon the occurrence of one or more of the following events:

                           (i) Any termination by the Company of the employment
                  of the Executive for any reason other than for Cause or as a result of the death of the


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

                  Executive or by reason of the Executive's disability and the actual receipt of disability benefits in accordance with
                  Section 4(a)(i) hereof; or

                           (ii) Termination by the Executive of his employment
                  with the Company within three years after the Change in Control upon the occurrence of any of the following events:

                                    (A) A reduction in the aggregate of the
                          Executive's Base Pay and Incentive Pay received from the Company, or the termination of the Executive's rights to any Employee Benefits to which he was entitled immediately prior to the Change in Control or a reduction in scope or value thereof without the prior written consent of the Executive, any of which is not remedied within 10 calendar days after receipt by the Company of written notice from the Executive of such change, reduction or termination, as the case may be;

                                    (B) The liquidation, dissolution, merger,
                          consolidation or reorganization of the Company or transfer of all or a significant portion of its business and/or assets, unless the successor or successors (by liquidation, merger, consolidation, reorganization or otherwise) to which all or a significant portion of its business and/or assets have been transferred (directly or by operation of law) shall have assumed all duties and obligations of the Company under this Agreement pursuant to Section 11 hereof;

                                    (C) The Company requires the Executive to
                          have his principal location of work changed to any location which is in excess of 50 miles from the location thereof immediately prior to the Change of Control or to travel away from his office in the course of discharging his responsibilities or duties hereunder significantly more (in terms of either consecutive days or aggregate days in any calendar year) than was required of him prior to the Change of Control without, in either case, his prior consent;

                                    (D) Any material breach of this Agreement by
                          the Company or any successor thereto; or

                                    (E) The removal of the Executive as a
                          Director of the Company (or any successor thereto), if the Executive shall have been a Director of the Company immediately prior to the Change in Control.

                  (c) A termination by the Company pursuant to Section 4(a) hereof or by the Executive pursuant to Section 4(b) hereof shall not affect any rights which the Executive may have pursuant to any agreement, policy, plan, program or arrangement of the Company providing Employee Benefits, which rights shall be governed by the terms thereof. If this Agreement or the employment of the Executive is terminated under circumstances in which the Executive is not entitled to any payments under Sections 3 or


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         5 hereof, the Executive shall have no further obligation or liability to the Company hereunder with respect to his prior or any future employment by the Company.

         5.       SEVERANCE COMPENSATION.

                  (a) If, following the occurrence of a Change in Control, the Company shall terminate the Executive's employment during the Period of Employment other than pursuant to Section 4(a) hereof, or if the Executive shall terminate his employment pursuant to Section 4(b) hereof, the Company shall pay to the Executive the amount specified in
         Section 5(a)(i) hereof within ten business days after the date (the "Termination Date") that the Executive's employment is terminated (the effective date of which shall be the date of termination, or such other date that may be specified by the Executive if the termination is pursuant to Section 4(b) hereof):

                           (i) In lieu of any further payments to the Executive
                  for periods subsequent to the Termination Date, but without affecting the rights of the Executive referred to in Section 5(b) hereof, a lump sum payment (the "Severance Payment") in an amount equal to the present value (using a discount rate required to be utilized for purposes of computations under
                  Section 280G of the Code or any successor provision thereto, or if no such rate is so required to be used, a rate equal to the then-applicable interest rate prescribed by the Pension Benefit Guaranty Corporation for benefit valuations in connection with non-multiemployer pension plan terminations assuming the immediate commencement of benefit payments (the "Discount Rate")) of the sum of (A) the aggregate Base Pay (at the highest rate in effect during the Term prior to the Termination Date) for three years, plus (B) the aggregate Incentive Pay for three years (based upon the greatest amount of Incentive Pay paid or payable to the Executive for any year during the three calendar years preceding the year in which the Termination Date occurs); provided, however, that the Severance Payment shall be reduced so that the aggregate "present value" (as determined under Section 280G of the Code or any successor provision thereto) of the amount otherwise payable hereunder, when added to the "present value" (as determined under Section 280G of the Code or any successor provision thereto) of any other "parachute payments" (as that term is defined in Section 280G of the Code (without regard to Section 280G(b)(2)(A)(ii) thereof) or any successor provision thereto) from the Company shall not exceed an amount (the "299% Amount") equal to 299% of the Executive's "base amount" (as that term is defined in Section 280G of the Code or any successor provision thereto) so that no portion of such amounts received by the Executive shall be subject to the excise tax imposed by Section 4999 of the Code if and only if such reduction produces a better net after-tax position for the Executive (taking into account any applicable excise tax under Section 4999 of the Code and any other applicable taxes) than the full payment of the Severance Payments and all other payments and benefits provided for in this Agreement or otherwise would have produced.






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

                           (ii) The determination of whether any amount
                  otherwise payable under Section 5(a)(i) causes the 299% Amount to be exceeded shall be made, if requested by the Executive or the Company, by tax counsel selected by the Company and reasonably acceptable to the Executive. The costs of obtaining such determination shall be borne by the Company. The fact that the Executive shall have his right to the Severance Payment reduced as a result of the existence of the limitations contained in this Section 5(a) shall not limit or otherwise affect any rights of the Executive to any Employee Benefit, or other right arising other than pursuant to this Agreement. Without limiting the generality of the foregoing, upon the Executive's termination of employment as provided in this Section 5, the Company shall pay over to him all vested benefits to which he is entitled under and in accordance with the terms of the Company's employee savings, stock ownership, supplemental executive retirement and similar Plans in the event such payments are not otherwise made in accordance with the terms of such plans.

                           (iii) Except to the extent that the payments or
                  benefits pursuant to this Section 5(a)(iii) would result in a reduction of the amount of the Severance Payment because they would exceed the 299% Amount, (A) for the remainder of the Period of Employment the Company shall arrange to provide the Executive with Employee Benefits substantially similar to those which the Executive was receiving or entitled to receive immediately prior to the Termination Date (and if and to the extent that such benefits shall not or cannot be paid or provided under any policy, plan, program or arrangement of the Company solely due to the fact that the Executive is no longer an officer or employee of the Company, then the Company shall itself pay or provide for the payment to the Executive, his dependents and beneficiaries, such Employee Benefits) and (B) without limiting the generality of the foregoing, the remainder of the Period of Employment shall be considered service with the Company for the purpose of service credits under the Company's retirement income, supplemental executive retirement and other benefit plans of the Company applicable to the Executive or his beneficiaries immediately prior to the Termination Date. Without otherwise limiting the purposes or effect of Section 6 hereof, Employee Benefits payable to the Executive pursuant to this Section 5(a)(iii) by reason of any "welfare benefit plan" of the Company (as the term "welfare benefit plan" is defined in Section 3(1) of the Employee Retirement Income Security Act of 1974, as amended) shall be reduced to the extent comparable welfare benefits are actually received by the Executive from another employer during such period following the Executive's Termination Date until the expiration of the Period of Employment.

                           (iv) Notwithstanding any provision of the Section
                  5(a) to the contrary, in the event the benefits intended to be provided to the Executive pursuant to Section 5(a)(iii) hereof are required to be reduced in whole or in part because the value of such Employee Benefits, when added to the amount of the Severance Payment under Section 5(a)(i), would exceed 299% Amount, the Executive shall have the option to elect to receive, in lieu of all or a portion of the Severance



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                  Payment provided in Section 5(a)(i) hereof, one or more
                  Employee Benefits, provided that (A) prior to the receipt of any payment under Section 5(a)(i) hereof, the Executive Benefit or Employee Benefits so elected to be received, and
                  (B) in no event shall the "aggregate present value of the payments in the nature of "compensation" (as that phrase is used in Section 280G of the Code) received by the Executive as a result of the receipt of such Employee Benefits, when added to the remaining portion of the Severance Payment, if any, to be received by the Executive, exceed the 299% Amount.

                           (v) In addition to all other compensation due to the
                  Executive, the following shall occur immediately following the occurrence of a Change in Control:

                                    (A) all Company stock options held by the
                           Executive immediately prior to a Change in Control, but excluding the Company stock option granted to the Executive with respect to 50,000 shares pursuant to the Southwest Bancorporation of Texas, Inc. 1996 Stock Option Plan on June 4, 2002, shall become fully exercisable, regardless of whether the vesting conditions set forth in the relevant stock option agreements have been satisfied in full; and

                                    (B) all restrictions on all restricted
                           Company stock grants to the Executive outstanding immediately prior to a Change in Control, but excluding the restricted Company stock grant to the Executive with respect to 50,000 Restricted Shares made pursuant to the Southwest Bancorporation of Texas, Inc. Restricted Stock Plan on June 4, 2002, shall be removed and the stock shall be freely transferable, regardless of whether the conditions set forth in the relevant restricted stock agreements have been satisfied in full.

         (b) Upon written notice given by the Executive to the Company prior to the receipt of any payment pursuant to Section 5(a) hereof, the Executive, at his sole option, without reduction to reflect the present value of such amounts as aforesaid, may elect to have all or any of the Severance Payment payable pursuant to Section 5(a)(i) hereof paid to him on a quarterly or monthly basis during the remainder of the Period of Employment.

         (c) There shall be no right of set-off or counterclaim in respect of any claim, debt or obligation against any payment to or benefit for the Executive provided for in this Agreement.

         (d) Without limiting the rights of the Executive at law or in equity, if the Company fails to make any payment required to be made hereunder on a timely basis, the Company shall pay interest on the amount thereof at an annualized rate of interest equal to the then-applicable Discount Rate or, if lesser, the highest rate allowed by applicable usury laws.

         6. NO MITIGATION OBLIGATION. The Company hereby acknowledges that it will be difficult, and may be impossible, for the Executive to find reasonably comparable employment following the Termination Date and that the noncompetition covenant contained in
Section 7 hereof will further limit the employment opportunities for the Executive. Accordingly, the parties hereto expressly agree that the payment of the severance compensation by the Company to the Executive in accordance with the terms of this Agreement will be liquidated damages, and that the Executive shall not be required to mitigate the amount of any payment provided for in this Agreement by seeking other employment or otherwise, nor shall any profits, income, earnings or other benefits from any source whatsoever create any mitigation, offset, reduction or any other obligation on the part of the Executive hereunder or otherwise, except as expressly provided in Section 5(a)(iii) hereof.

         7. COMPETITIVE ACTIVITY. During a period ending one year following the Termination Date, if the Executive shall have received or shall be receiving benefits under Section 5(a) hereof, the Executive shall not, without the prior written consent by the Company, directly or indirectly engage in the business of commercial banking in competition with the business of the Company within Harris County, Fort Bend County and Montgomery County, Texas and any other geographical area served by the Company during the twelve (12) month period immediately preceding termination of employment nor will the Executive engage, within this geographical area, in the design, development, distribution, or sale of a product or service in competition with any product or service being marketed or planned by the Company at such time, the plans, designs or specifications of which have been revealed to the Executive. The Executive acknowledges that these limited prohibitions are reasonable as to time, geographical area and scope of activities to be restrained and that the limited prohibitions do not impose a greater restraint than is necessary to protect the Company's goodwill, proprietary information and other business interests. "Competitive Activity" shall mean the prohibitions set forth above in this Section 7, but shall not include (i) the mere ownership of securities in any such enterprise and exercise of rights appurtenant thereto or (ii) participation in management of any such enterprise or business operation thereof other than in connection with the competitive operation of such enterprise.

         8. LEGAL FEES AND EXPENSES. In the event of a breach of this Agreement by the Company, it is the intent of the Company that the Executive not be required to incur the expenses associated with the enforcement of his rights under this Agreement by litigation or other legal action because the cost and expense thereof would substantially detract from the benefits intended to be extended to the Executive hereunder. Accordingly, if the Company fails to comply with any of its obligations under this Agreement or in the event that the Company or any other person takes any action to declare this Agreement void or unenforceable, or institutes any litigation designed to deny, or to recover from, the Executive the benefits intended to be provided to the Executive hereunder, the Company irrevocably authorizes the Executive from time to time to retain counsel of his choice, at the expense of the Company as hereafter provided, to represent the Executive in connection with the initiation or defense of any litigation or other legal action, whether by or against the Company or any Director, officer, shareholder or other person affiliated with the Company, in any jurisdiction. Notwithstanding any existing or prior attorney-client relationship between the Company and such counsel, the Company irrevocably consents to the Executive's entering into an attorney-client relationship with such counsel (other than Vinson & Elkins L.L.P.), and in that connection the Company and the Executive agree that a confidential relationship shall exist between the Executive and such counsel. The Company

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shall pay or cause to be paid and shall be solely responsible for any and all attorneys' and related fees and expenses incurred by the Executive as a result of the Company's failure to perform this Agreement or any provision thereof or as a result of the Company or any person contesting the validity or enforceability of this Agreement or any provision thereof as aforesaid. If the Company should prevail in any litigation regarding this Agreement, however, the Company shall not be responsible for any attorneys and related fees and expenses incurred by Employee in connection with such litigation.

         9. EMPLOYMENT RIGHTS. Nothing expressed or implied in this Agreement shall create any right or duty on the part of the Company or the Executive to have the Executive remain in the employment of the Company prior to any Change in Control; provided, however, that any termination of employment of the Executive or removal of the Executive as an Officer of the Company following the commencement of any discussion with a third person that ultimately results in a Change in Control shall be deemed to be a termination or removal of the Executive after a Change in Control for purposes of this Agreement.

         10. WITHHOLDING OF TAXES. The Company may withhold from any amounts payable under this Agreement all federal, state, city or other taxes as shall be required pursuant to any law or government regulation or ruling.

         11.      SUCCESSORS AND BINDING AGREEMENT.

                  (a) The Company shall require any successor (whether direct or indirect, by purchase, merger, consolidation, reorganization or otherwise) to all or substantially all of the business and/or assets of the Company to execute an agreement pursuant to which the successor expressly assumes all of the liabilities and obligations of the Company hereunder and agrees to perform this Agreement in the same manner and to the same extent the Company would be required to perform if no such succession had taken place. This Agreement shall be binding upon and inure to the benefit of the Company and any successor to the Company, including without limitation any persons acquiring directly or indirectly all or substantially all of the business and/or assets of the Company whether by purchase, merger, consolidation, reorganization or otherwise (and such successor shall thereafter be deemed the "company" for the purposes of this Agreement), but shall not otherwise be assignable, transferable or delegable by the Company.

                  (b) This Agreement shall inure to the benefit of and be enforceable by the Executive's personal or legal representatives, executors, administrators, successors, heirs, distributees and/or legatees.

                  (c) This Agreement is personal in nature and neither of the parties hereto shall, without the consent of the other, assign, transfer or delegate this Agreement or any rights or obligations hereunder except as expressly provided in Section 11(a) hereof. Without limiting the generality of the foregoing, the Executive's right to receive payments hereunder shall not be assignable, transferable or delegable, whether by pledge, creation of a security interest or otherwise, other than by a transfer by the Executive's will or by the laws of descent and distribution and, in the event of any attempted assignment or transfer contrary to this Section 11(c), the Company shall have no liability to pay any amount so attempted to be assigned, transferred or delegated.

                  (d) The Company and the Executive recognize that each party will have no adequate remedy at law for breach by the other of any of the agreements contained herein and, in the event of any such breach, the Company and the Executive hereby agree and consent that the other shall be entitled to a decree of specific performance, mandamus or other appropriate remedy to enforce performance of this Agreement.

         12. NOTICE. For all purposes of this Agreement, all communications provided for herein shall be in writing and shall be deemed to have been duly given when delivered or three business days after having been mailed by United States registered or certified mail, return receipt requested, postage prepaid, addressed to the Company (to the attention of the Secretary of the Company) at its principal executive office and to the Executive at his principal residence, or to such other address as any party may have furnished to the other in writing and in accordance herewith, except that notices of change of address shall be effective only upon receipt.

         13. GOVERNING LAW. The validity, interpretation, construction and performance of this Agreement shall be governed by the laws of the State of Texas, without giving effect to the principles of conflict of laws of such State.

         14. VALIDITY. If any provision of this Agreement or the application of any provision hereof to any person or circumstances is held invalid, unenforceable or otherwise illegal, the remainder of this Agreement and the application of such provision to any other person or circumstances shall not be affected, and the provision so held to be invalid, unenforceable or otherwise illegal shall be reformed to the extent (and only to the extent) necessary to make it enforceable, valid and legal.

         15. MISCELLANEOUS. No provisions of this Agreement may be modified, waived or discharged unless such waiver, modification or discharge is agreed to in writing signed by the Executive and the Company. No waiver by either party hereto at any time of any breach by the other party hereto or compliance with any condition or provision of this Agreement to be performed by such other party shall be deemed a waiver of similar or dissimilar provisions or conditions at the same or at any prior or subsequent time. No agreements or representations, oral or otherwise, expressed or implied with respect to the subject matter hereof have been made by either party which are not set forth expressly in this Agreement.

         16. PRIOR AGREEMENTS. This Agreement is voluntarily entered into and supersedes and takes the place of any prior change in control, severance or employment agreements between the parties hereto. The parties hereto expressly agree and hereby declare that any and all prior change in control, severance or employment agreements between the parties are terminated and of no force or effect.

         17. COUNTERPARTS. This Agreement may be executed in one or more counterparts, each of which shall be deemed to be an original but all of which together will constitute one and the same agreement.

         IN WITNESS WHEREOF, the parties have caused this Agreement to be duly executed and delivered as of the date first above written.


                                       SOUTHWEST BANCORPORATION OF TEXAS, INC.


                                       By: /s/ Walter E. Johnson
                                           -------------------------------------
                                           Chairman of the Board


                                       EXECUTIVE:


                                       /s/ Paul B. Murphy, Jr.
                                       -----------------------------------------
                                       Paul B. Murphy, Jr.



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